Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

January 10, 2014

Commonwealth Edison Company

440 South LaSalle Street

Suite 3300

Chicago, Illinois 60605-1028

Re:	$300,000,000 aggregate principal amount of First Mortgage 2.150% Bonds, Series 115, Due January 15, 2019 and $350,000,000 aggregate principal amount of First Mortgage 4.700% Bonds, Series 116, Due January 15, 2044

Ladies and Gentlemen:

We have acted as counsel to Commonwealth Edison Company, an Illinois corporation (the “Company”), in connection with the issuance and sale by the Company of (i) $300,000,000 aggregate principal amount of First Mortgage 2.150% Bonds, Series 115, Due January 15, 2019 (the “Series 115 Bonds”) and (ii) $350,000,000 aggregate principal amount of First Mortgage 4.700% Bonds, Series 116, Due January 15, 2044 (the “Series 116 Bonds” and, together with the Series 115 Bonds, the “Bonds”), covered by the Registration Statement on Form S-3, No. 333-181749-04 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“SEC”) on May 30, 2012, under the Securities Act of 1933, as amended.

The Bonds were issued under the Company’s Mortgage (the “Mortgage”), dated July 1, 1923, as amended and supplemented by the Supplemental Indenture dated August 1, 1944 and subsequent supplemental indentures, including the Supplemental Indenture dated as of January 2, 2014, to BNY Mellon Trust Company of Illinois, as trustee, and D.G. Donovan, as co-trustee (collectively, the “Bond Trustees”), which Mortgage is governed by Illinois law, and sold by the Company pursuant to the Underwriting Agreement dated January 6, 2014 between the Company and BNP Paribas Securities Corp., J.P. Morgan Securities LLC and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein.

For the purpose of expressing the opinions in this letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates of officers of the Company and the Bond Trustees and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions expressed in this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Commonwealth Edison Company

January 10, 2014

certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) of the SEC or other internet sites through which documents filed with the SEC can be obtained. With respect to any instrument or agreement executed or to be executed by any party other than the Company, we have assumed, to the extent relevant to the opinions set forth herein, that (i) such other party (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and (ii) such other party had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such other party.

Based on the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the State of Illinois.

2.	The Bonds are legally issued and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion in paragraph 2 with respect to the enforceability of the Bonds is subject to:

(i)	bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (whether enforceability is considered in a proceeding at law or in equity);

(ii)	the effect of provisions of the Bankruptcy Reform Act of 1978, which may affect the validity of the lien of the Mortgage with respect to property acquired or proceeds realized by the Company after the commencement of bankruptcy proceedings with respect to the Company; and

(iii)	the qualification that certain of the remedial, waiver and other provisions of the Mortgage may be unenforceable in whole or in part under the laws of the State of Illinois, but such unenforceability will not render the Mortgage invalid as a whole or make the Mortgage legally inadequate for the practical realization of the principal benefits or security intended to be provided thereby.

This letter is limited to the federal laws of the United States of America and the laws of the State of Illinois.

Commonwealth Edison Company

January 10, 2014

We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the Bonds.

We hereby consent to the filing of this letter as Exhibit 5.1.5 to the Registration Statement and the references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP